                                                                       Ex (8)(p)

FORM OF AGREEMENT

                     BISYS FUND SERVICES LIMITED PARTNERSHIP

                                                 _________ ____, ________ [Date]

NYLIFE Securities Inc.  [Name]

_______________________ [Address]

_______________________ [Address]

         Re: The Victory Variable Insurance Funds -- Distribution and Service Agreement

Ladies and Gentlemen:

         This letter sets forth the agreement between BISYS Fund Services Limited Partnership. (the "Distributor"), the distributor of the Class A shares of beneficial interest ("Shares") of each series portfolio (each a "Fund") of The Victory Variable Insurance Funds (the "Trust") listed on Schedule A, as amended from time to time, and NYLIFE Securities Inc. ("you"), concerning payment in connection with the distribution of the Shares and certain administrative services to be provided by you that will benefit the Funds.

1. Introduction. The Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust may offer its Shares to life insurance companies to be held by certain of their separate accounts ("Accounts") established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, "Contracts"). In this Agreement, the beneficial owners of the Contracts are referred to as the "Contract Owners."

         Pursuant to a Distribution and Service Plan with respect to the Shares, dated as of January 1, 2003 (the "Plan"), adopted by the Board of Trustees of the Trust (the "Board") and approved by each Fund's shareholders in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), each Fund may pay to the Distributor a distribution and service fee at the annual rate of up to 0.25% of the average daily net assets of its Shares (the "Fee").

2.       Payments under the Plan.

         From time to time during the term of this Agreement, the Distributor may make payments to you pursuant to the Plan in consideration of your furnishing Services (as defined in Section 3 of this Agreement), as set forth in this Agreement. We have no obligation to make any such payments and you agree to waive any such payments unless and until we receive payment of the Fee from the Trust, nor shall we make any such payments in excess of the amount of the Fee we receive from the Trust.

         Any such Rule 12b-1 payments shall be as described in each Fund's current prospectus and Statement of Additional Information. Payments will be based on the dollar amount of Shares that are owned by those Accounts to whose Contract Owners you provide services, an calculated in accordance with Section 3 hereof.

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         Distribution and Administrative Services. Pursuant to the Plan, the
         Distributor may pay you for activities primarily intended to result in the sale of Shares for the purpose of funding Contracts, and the Distributor also may pay you to provide administrative services to Contract Owners whose Contracts are funded with Shares, which services are not otherwise provided by you and paid for with fees charged by you. These distribution and administrative services include, but are not limited to:

                  1.       providing personal services to Contract Owners;

                  2. providing administrative support services to the Fund in connection with the distribution of Shares for use in funding Contracts;

                  3. paying costs incurred in conjunction with advertising and marketing Shares, such as the expense incurred of preparing, printing and distributing promotional or sales literature in connection with the funding of Contracts with Shares;

                  4. printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective Contract Owners;

                  5. holding seminars and sales meetings designed to promote the distribution of Contracts funded with Shares, to the extent permitted by applicable laws, rules or regulations;

                  6.       training your sales personnel regarding the Funds;
                           and

                  7. financing any other activity that the Board determines is primarily intended to result in the sale of Shares and support of related services.

3. Distribution and Administrative Services Payments. In consideration of the anticipated distribution and administrative services set forth in this Agreement (the "Services"), the Distributor agrees to pay you on a monthly basis the amount set forth in Schedule A to this Agreement.

         For purposes of computing the payment to you under this Section 3 for each month, the total of the average daily net assets of the Shares in which the Accounts invest shall be multiplied by the rate shown in Schedule A multiplied by the actual number of days in the period divided by 365.

         The Distributor will calculate the payment contemplated by this Section 3 at the end of each month and will pay you within 30 days of that date on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the monthly amount payable by the Distributor and such other supporting data as you may reasonably request.

4. Nature of Payments. Each of the parties recognizes and agrees that payments made by the Distributor to you relate to Services only and do not constitute payment in any manner for administrative services provided by you to the Accounts or to the Contracts or for investment advisory services, and that these payments are not otherwise related to the

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         Funds' investment advisory services or expenses. The amount of payments that the Distributor makes to you pursuant to Section 3 of this Agreement shall not be deemed to be conclusive with respect to actual Services-related expenses or savings of the Trust.

5. Term. This agreement shall become effective as of the date first above written and shall continue in effect until terminated in accordance with Section 7 of this Agreement; provided that this Agreement is approved at least annually by a vote of a majority of the Board, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.

6. Reports. At the end of each month, you shall furnish to the Distributor a written report or invoice detailing all amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. In addition, you shall furnish the Distributor with such other information as shall reasonably be requested by the Board with respect to the fees paid to you pursuant to this Agreement.

7. Termination. This Agreement may be terminated with respect to a Fund by either party, without penalty, upon ten days' written notice to the other party, and it also may be terminated by the vote of a majority of either (a) the Fund's shareholders, or (b) the Qualified Trustees, on 60 days' written notice, without payment of any penalty. This Agreement also will terminate upon written notice following termination or assignment of the Participation Agreement by and among you, the Trust and the Distributor. In addition, this Agreement will be terminated by any act that terminates the Plan and shall terminate automatically in the event of its assignment or if the Distributor's Distribution Agreement with the Trust terminates.

         Notwithstanding the termination of this Agreement, the Distributor will continue to remit to you the payments required under Section 3 of this Agreement as long as net assets of the Funds remain invested within the Accounts, the Distributor continues to serve in that capacity for the Funds and you continue to perform Services. This Agreement may terminate immediately upon either party's determination (with the advice of counsel) that payments described in this Agreement are in conflict with applicable law.

8. Representations. You represent that you are duly registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and you agree to maintain this registration for the duration of this Agreement. You further represent that you are a member of NASD and you agree to maintain this membership for the duration of this Agreement and abide by all of the rules and regulations of NASD, including, without limitation, its Rules of Fair Practice. You agree to notify us immediately in the event of: (a) the termination or suspension of your SEC broker-dealer registration; (b) your expulsion or suspension from NASD; or (c) your violation of any applicable federal or state law, rule or regulation arising out of or in connection with this Agreement or that may otherwise affect in any material way your ability to act in accordance with this Agreement. The termination of your SEC broker-dealer registration or your expulsion from NASD will automatically

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         terminate this Agreement immediately without notice. The suspension of your SEC broker-dealer registration or your NASD membership for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon our written notice to you of termination.

         You also represent that you will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules and regulations applicable to the Services.

         You also represent, warrant and agree that the fact that you receive compensation in connection with the Services provided with respect to the Accounts' assets in the Funds will be disclosed to the Contract Owners.

         You also represent, warrant and agree that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and any applicable NASD rules.

9. Subcontractors. You may, with the consent of the Distributor, contract with or establish relationships with other parties to provide the Services or other activities required of you by this Agreement, provided that you shall be fully responsible for the acts and omissions of such other parties.

10. Authority. This Agreement shall in no way limit the authority of the Distributor to take any action it may deem appropriate or advisable in connection with all matters relating to its services to the Trust and/or sale of its Shares.

11.      Indemnification.

                  (a) The Distributor agrees to indemnify, defend and hold you, your several officers and directors, and any person who controls you within the meaning of Section 15 of the Securities Act ("Your Indemnified Persons"), free and harmless for and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that Your Indemnified Persons may incur under the Securities Act, or under common law or otherwise, arising out of or based upon any failure by the Distributor to perform its obligations as set forth in this Agreement.

                  The Distributor's agreement to Your Indemnified Persons is expressly conditioned upon the Distributor's being notified of any action brought against such Persons, such notification to be given by letter or by telex, telegram or similar means of same day delivery received by the Distributor at its address as specified in Section 13 of this Agreement within seven (7) days after the summons or other first legal process shall have been served. The failure to so notify the Distributor of any such action shall not relieve it from any liability that it may have to the person against whom such action is brought, other than on account of the Distributor's indemnity agreement contained in this Section 11(a).

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                  The Distributor will be entitled to assume the defense of any suit brought to enforce any such claim, demand, liability or expense. In the event that the Distributor elects to assume the defense of any such suit and retain counsel, all of Your Indemnified Persons named in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse such Persons for the fees and expenses of any counsel retained by you or them.

                  The Distributor indemnification agreement contained in this
         Section 11(a) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Your Indemnified Persons, and shall survive the delivery of any Shares and termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of Your Indemnified Persons and their respective estates, successors or assigns.

                  (b) You agree to indemnify, defend and hold the Distributor and its several officers and directors, and the Trust and its several officers and Trustees, and any person who controls the Distributor and/or the Trust or a Fund within the meaning of Section 15 of the Securities Act (the "Distributor Indemnified Persons"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Distributor Indemnified Persons may incur under the Securities Act, or under common law or otherwise, arising out of or based upon (i) any breach of any representation, warranty or covenant made by you in this Agreement: or (ii) any failure by you to perform your obligations as set forth in this Agreement.

                  Your agreement to indemnify the Distributor Indemnified Persons is expressly conditioned upon your being notified of any action brought against any person or entity entitled to indemnification under this Agreement, such notification to be given by letter or by telex, telegram or similar means of same day delivery received by you at your address as specified in Section 11 of this Agreement within seven (7) days after the summons or other first legal process shall have been served. The failure to so notify you of any such action shall not relieve you from any liability that you may have to the Distributor Indemnified Persons, other than on account of our indemnity agreement contained in this Section 11(b).

                  You shall have the right to control the defense of such action, with counsel of your own choosing satisfactory to the Distributor and the Trust, if such action is based solely upon such alleged misstatement or omission on your part and in any other event each person or entity entitled to indemnification under this Agreement shall have the right to participate in the defense or preparation of the defense of any such action.

                  Your indemnification agreements contained in this Section 11(b) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Distributor Indemnified Persons, and shall survive the delivery of any Shares and termination of this Agreement. Such agreements of indemnity will inure exclusively to

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         the benefit of the Distributor Indemnified Persons and their respective estates, successors or assigns.

12. Miscellaneous. The parties may amend this Agreement only upon their written mutual agreement. This Agreement, including Schedule A, constitutes the entire agreement between the parties with respect to the matters dealt with in this Agreement, and supersedes any previous agreements and documents with respect to such matters. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. You agree to notify the Distributor promptly if for any reason you are unable to perform fully and promptly any of your obligations under this Agreement.

13. Notices. Unless otherwise notified in writing, all notices to the Distributor shall be given or sent to the Distributor at its offices, located at 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
         ____________ ____________; and all notices to you shall be given or sent to you at the following address:__________________________________
         _____________________________________________, Attention:_____________.

14. Choice of Law. This Agreement will be construed in accordance with the laws of the State of Ohio.

15. Board Approval. This Agreement has been approved by a vote of a majority of the Board, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Agreement.

16. Non-Exclusivity. The Distributor may enter into other similar distribution and servicing agreements with any other person or persons.

         If this agreement reflects your understanding, please sign below and return a signed copy to the Distributor.

Very truly yours,                             Acknowledged and Agreed:

BISYS FUND SERVICES LIMITED PARTNERSHIP       [BROKER-DEALER]

By: _______________________________           By: ______________________________
    Name: _________________________               Name: ________________________
    Title: ________________________               Title: _______________________

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                                   SCHEDULE A

                     BISYS FUND SERVICES LIMITED PARTNERSHIP

                             COMPENSATION UNDER THE
                        VICTORY VARIABLE INSURANCE FUNDS
                       DISTRIBUTION AND SERVICE AGREEMENT

         The Distributor agrees to pay the following amounts on a monthly basis, calculated as an annual percentage of the average daily net assets of the relevant Fund and Class thereof held in the Accounts:

FUND                                       CLASS A
----                                       -------
Diversified Stock Fund                      0.25%

[NEWYORKLIFE LOGO]

The Company You Keep(R)
tenglish@newyorklife.com
                                                NEW YORK LIFE INSURANCE COMPANY
                                                51 Madison Avenue,
                                                New York, NY  10010
                                                212-576-6973
                                                Fax 212-576-8339

                                                THOMAS F. ENGLISH
                                                Senior Vice President &
                                                Deputy General Counsel



                                  April 1, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          RE:  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
               VARIABLE ANNUITY SEPARATE ACCOUNT-I
               INVESTMENT COMPANY ACT FILE NUMBER 811-07280
               SECURITIES ACT FILE NUMBER:  033-53342


Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation ("NYLIAC") of Post-Effective Amendment No. 16 to the registration statement on Form N-4 ("Registration Statement") under the Securities Act of 1933, as amended, of NYLIAC Variable Annuity Separate Account-I ("Separate Account-I"). Separate Account-I receives and invests premiums allocated to it under a flexible premium, multi-funded variable retirement annuity policy ("Annuity Contract"). The Annuity Contract is offered in the manner described in the Registration Statement.

     NYLIAC is a wholly-owned subsidiary of New York Life Insurance Company ("NYL"). My professional responsibilities at NYL include the provision of legal advice to NYLIAC. Also, I am Senior Vice President and Deputy General Counsel of NYLIAC.

     In connection with this opinion, I have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for this opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

        1. NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

        2. Separate Account-I is a separate account established and maintained by NYLIAC pursuant to Section 2932 of the Delaware Insurance Code, under which the income, gains and losses, realized or unrealized, from assets allocated to Separate Account-I shall be credited to or charged against Separate Account-I, without regard to other income, gains or losses of NYLIAC.

        3. The Annuity Contract has been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of NYLIAC in accordance with its terms.



                                        NYLIFE for Financial Products & Services



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Securities and Exchange Commission
April 1, 2004
Page 2



               4. Each owner of an Annuity Contract will not be subject to any deductions, charges, or assessments imposed by NYLIAC, other than those provided in the Annuity Contract.

     I consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/ THOMAS F. ENGLISH
                                   Thomas F. English
                                   Senior Vice President and
                                   Deputy General Counsel